Exhibit 99.1

New York Community Bancorp, Inc. Discloses Its 2016 Dodd-Frank Act Company-Run Stress Test Results under the Severely Adverse Scenario

WESTBURY, N.Y.--(BUSINESS WIRE)--October 27, 2016--In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations promulgated thereunder by the Board of Governors of the Federal Reserve System (the “FRB”), New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today disclosed the results of its 2016 Dodd-Frank Act company-run stress test (“DFAST”) under the Severely Adverse Scenario established by the FRB on January 28, 2016.

The Company’s DFAST results, and those of its savings bank subsidiary, New York Community Bank, have been posted to the Company’s website, www.myNYCB.com, under “Investor Relations” and can be accessed by clicking on “Financial Results” and then on “Regulatory Disclosures.”

The DFAST results reflect the Company’s estimates of losses, pre-provision net revenue, provisions for loan and lease losses, net income, and capital levels under the FRB’s Severely Adverse Scenario over a nine-quarter planning horizon beginning December 31, 2015 and ending on March 31, 2018.

The Company’s DFAST results are not intended to be a forecast of the Company’s future financial condition or results of operations but, rather, a possible outcome based on the hypothetical severely adverse macroeconomic conditions developed by the FRB for 2016 DFAST purposes.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $49.5 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. With deposits of $29.1 billion and 255 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank currently operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank currently operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032